Exhibit 99.1

14040 Park Center Road, Herndon, Virginia 20171, 703-450-0400, FAX 703-450-0406
E-mail: info@steelcloud.com, www.steelcloud.com

For investor or marketing information contact: Brian Hajost at 703-450-0400, ext. 5240
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Announces Change in Audit Committee

Herndon, VA, (June 7, 2005) - SteelCloud Inc. (Nasdaq: SCLD), a worldwide leader in network security solutions, appliance servers and professional IT services today announced changes in the members of its Audit Committee. Mr. Benjamin Krieger, a member of the Committee since 2004, will be resigning from the Audit Committee. We would like to thank Mr. Krieger for his service and guidance throughout his membership. Mr. Krieger will remain a member of our Board of Directors. Mr. Arthur L. Money, a current director, is joining the Audit Committee. Mr. Money has extensive knowledge and experience in the defense electronics industry and intelligence community and is a member of various United States Government Advisory Boards, Panels and Commissions. Mr. Money’s background and experience makes him ideally suited to serve on our Audit Committee. The Company looks forward to a continued long-lasting and successful relationship with Mr. Money.

About SteelCloud

SteelCloud is a leading provider of network security appliances and consulting solutions. The company develops security solutions with some of the world’s premiere software and technology companies. With a 16-year history of delivering complex server solutions to major corporate and public sector enterprises, the company has won numerous awards for technical excellence and customer services. SteelCloud’s comprehensive engineering, product development, and support infrastructure provide a unique capability for rapidly developing cost effective, high performance, hardened network appliances that are marketed through enterprise-class channel partner organizations throughout the world. SteelCloud can be reached at 703-450-0400. Additional information is available at www.steelcloud.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company’s stock; and the risk factors set forth from time to time in the Company’s SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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